UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 1, 2013

Quest Diagnostics Incorporated
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or other jurisdiction of Incorporation)

001-12215	16-1387862
(Commission File Number)	(I.R.S. Employer Identification No.)

Three Giralda Farms Madison, NJ 07940	07940
(Address of principal executive offices)	(Zip Code)

(973) 520-2700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition.

(a)           On October 1, 2013, Quest Diagnostics Incorporated (the “Company”) issued a press release announcing that on September 30, 2013 the Company completed the sale of its Enterix colorectal cancer screening test business to Clinical Genomics Technologies Pty Ltd., an Australian life sciences company. Terms of the transaction were not disclosed.
At its Investor Day presentation in November, 2012, the Company announced its five point strategy to refocus on its core diagnostic information services business, drive operational excellence, restore growth, simplify the organization and deliver disciplined capital deployment. Since that time, the Company's portfolio review has enabled it to sell non-core assets and deliver disciplined capital deployment. Since late last year, the Company has sold its OralDNA dental diagnostics business, HemoCue diagnostic products business, Ibrutinib royalty rights and now Enterix, generating gross proceeds of approximately $800 million providing flexibility to drive shareholder value.
Through the first half of 2013, the Company repurchased $467 million of its shares, and, in September entered into an accelerated share repurchase agreement to repurchase approximately $350 million of its shares. In addition, the Company invested in three acquisitions, including the lab outreach businesses of UMass and Dignity Health as well as Concentra's toxicology business.
Based on a preliminary analysis, for the third quarter of 2013, the Company expects to record a loss on sale of the Enterix business of approximately $25 million after tax, or $0.17 per share. Additionally, during the third quarter of 2013, the Company expects to record a gain on sale of the Ibrutinib royalty rights of approximately $298 million after tax, or $1.96 per share. Both items will impact income from continuing operations but will be excluded from adjusted earnings.
A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

d.	Exhibit	Description
	99.1	Press release of Quest Diagnostics Incorporated dated October 1, 2013.
Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

October 2, 2013

QUEST DIAGNOSTICS INCORPORATED

By:     /s/ William J. O’Shaughnessy, Jr.
William J. O’Shaughnessy, Jr.
Assistant General Counsel and Secretary